EXHIBIT 99.2

SAFEGUARD SCIENTIFICS
Moderator: (Karen Keating)
14-29-04/8:00 am CT
Confirmation #6986167

SAFEGUARD SCIENTIFICS

Moderator: (Karen Keating)
April 29, 2004
8:00 am CT

Operator:	Good morning ladies and gentlemen, and welcome to the Safeguard Scientific First Quarter 2004 Conference Call. At this time all participants are in a listen-only mode. Later we will conduct a question-and-answer session. Instructions will follow at that time. If anyone should require assistance during the call, please star then zero on your touchtone telephone.

As a reminder, this call is being recorded. This call is also being web cast with Slides for your viewing on Safeguard’s website at www.Safeguard.com. Two hours after the conclusion of the call a replay will be available from Safeguard’s website or by dialing 1-800-642-1687 and entering identification number 6986167. The replay will be available until midnight of May 3, 2004. I would now like to introduce Safeguard’s Counsel, Ms. (Karen Keating).

(Karen Keating):	As noted on Slide Number 2, I would like to remind everyone that the statements contained in this call and in the presentations that are not historical facts are forward-looking statements. These statements involve certain risks and uncertainties including, but not limited to, risks associated with the uncertainty of managing rapidly changing technologies, limited access to capital, competition, the ability to attract and retain qualified employees, our

EXHIBIT 99.2

SEFEGUARD SCIENTIFICS
Moderator: (Karen Keating)
14-29-04/8:00 am CT
Confirmation #6986167

ability to execute our strategy, the uncertainty of the future performance of our company, acquisitions and dispositions of additional companies, the inability to manage growth, government regulations and legal liabilities, additional financing requirements, labor disputes, the effect of economic conditions in the business sectors in which our companies operate and other uncertainties as described in the company’s filings with the Securities and Exchange commission.

The Company does not assume any obligation to update any forward-looking statements or other information contained in this conference call and the accompanying presentation. I would like to now introduce you to our host for today’s conference call Mr. Anthony Craig, President and Chief Executive Officer of Safeguard Scientifics.

Anthony Craig:	Good morning. First quarter of 2004 has been a very active and exciting time at Safeguard. Today, as shown on Slide 3, I will share with you an overview of our accomplishments of the first quarter and activities that have occurred through yesterday, an update related to our core strategic companies and an overview of our first quarter results of operations. After my remarks Chris Davis, our Chief Financial Officer will provide details on Safeguard’s first quarter results, and then we will take any questions you may have.

On Slide 4 you can see we are very active in 2004 implementing our strategic goals. During the first quarter we placed $150 million of convertible senior debentures with a stated maturity of 2024, which bear interest at 2.625% payable semi-annually. We repurchased $86.5 million of our 5% convertible notes, which were due in 2006 with a portion of the proceeds from the new debt offering and an additional $17.6 million through April 27 this year.

EXHIBIT 99.2

SEFEGUARD SCIENTIFICS
Moderator: (Karen Keating)
14-29-04/8:00 am CT
Confirmation #6986167

We received 781,000 shares of Opsware valued at approximately $6.9 million in exchange for our shares and some indebtedness of Tangram Enterprise Solutions. We announced the sale of our interest in Sanchez Computer Associates to Fidelity National Financial. This sale was completed in our second quarter on April 14 and resulted in total cash proceeds of $32.1 million plus over 226,000 shares of Fidelity common stock and a gain to Safeguard in excess of $31 million.

We funded $5 million into ChromaVision in February and an additional $7.5 million in ChromaVision’s $21 million private placement in March and saw the appointment of Safeguard executive Michael Cola as an interim CEO for ChromaVision. Our placement of the $150 million of convertible senior debentures was a significant milestone for Safeguard. Prior to this offering the maturity of our debt in June 2006 could have impacted our investment decisions regarding our companies. Now we have eliminated that issue since the stated maturity of our long-term debt exceeds the expected maturity of our holdings.

With the maturity of the $150 million principle of our new debt extended to at least 2011, we can fully focus on growing our businesses and maximizing the value of our assets. The new debt offering also frees a substantial portion of the cash on our parent company balance sheet to fund new acquisitions that fit our strategy and allows us to continue to fund the growth of our current core companies.

Finally, the new debentures also had the effect of reducing our corporate interest expense by approximately $3.5 million on an annualized basis because of the significantly lower interest rate of 2.625% as opposed to the pre-existing 5%. The transitional phases of assessment and continuation of

EXHIBIT 99.2

SEFEGUARD SCIENTIFICS
Moderator: (Karen Keating)
14-29-04/8:00 am CT
Confirmation #6986167

Safeguard that I have discussed with you in the past are now behind us. We are focused on the growth opportunities in front of us.

As I’ve said over the last 18 months, we managed nonstrategic assets on our balance sheet for balance sheet strength and liquidity. We were pleased that Tangram Enterprise Solutions found a merger partner with Opsware, a leading provider of data center automation software providing an exit opportunity for us. Similarly we sold our holdings in Sanchez in connection with the merger to Fidelity National Financial Associates, which is a leading Fortune 500 provider of product service and solutions to real estate and financial service industry.

In majority-owned core strategic companies, we can provide some insight to first quarter highlights in ChromaVision, Alliance Consulting and Mantas. ChromaVision had a very active first quarter. We have invested in the potential growth of ChromaVision by closing a private placement with ChromaVision for $5 million and then participating in the company’s private placement of common stock to a limited number of accredited investors. The initial closing of that happened in March providing ChromaVision with total proceeds of $8.4 million. The second closing happened April 27, and yielded $12.6 million in additional gross proceeds. Safeguard’s participation in the second private placement with a total of $7.5 million.

As you can see in our annual report to shareholders, which was mailed yesterday, Safeguard distinguished itself from other providers of capital by providing a variety of operational support services to its companies. An illustration of this approach was the appointment of our Managing Director Michael Cola as an interim Chief Executive Officer of ChromaVision while the Board of the Company completes the search for a permanent CEO. Mike

EXHIBIT 99.2

SEFEGUARD SCIENTIFICS
Moderator: (Karen Keating)
14-29-04/8:00 am CT
Confirmation #6986167

has been involved with ChromaVision at Safeguard for four years and brings over 20 years experience in life sciences to this role.

More recently, ChromaVision was issued a very significant patent, which extends the Company’s claims relative to its ACIS systems, an automated cellular imaging system that detects, counts and classifies cells in clinical interests to assist pathologists in making critical medical decisions. This patent brings the total number of the company’s patents to 14. Their significant intellectual property portfolio provides them with an edge of as they expand into the lab services area related to the ACIS system.

ChromaVision has demonstrated its commitment to protecting its intellectual property assets by filing a suit against Applied Imaging Corporation in the U.S. District Court for the Southern District of California. The lawsuit accuses Applied Images’ Ariel SL-50 System on infringing on three ChromaVision patents.

ChromaVision released its results for the first quarter on Tuesday and reported revenues of $1.9 million compared with $2.9 million in revenues of the prior year period. The company reported a net loss of $3.3 million compared with a net loss of $2.2 million in the first quarter of 2003. Please go to ChromaVision’s website for a more complete description of the results and the impact of the Medicare reimbursement rate change on the first quarter.

Alliance Consulting, an IT consulting firm that delivers business intelligence solutions and domain expertise ended 2003 with $88.1 million in total revenues. Alliance had a strong first quarter achieving revenues of $23.5 compared to $22.3 for the first quarter of 2003. This is attributed to focus on business driven solutions and to stronger spending in the IT sector. Annualized this represents a run rate now of $94 million.

EXHIBIT 99.2

SEFEGUARD SCIENTIFICS
Moderator: (Karen Keating)
14-29-04/8:00 am CT
Confirmation #6986167

Alliance reported a net loss of $300,000 for the first quarter compared to a loss of $800,000 for the same period in 2003. During the first quarter Alliance had a number of successes, including growing its customer data integration and pharmaceutical practices, and winning three new projects at a top ten pharmaceutical company. At the end of the first quarter, Alliance has 519 billing consultants and approximately 125 active projects.

With Mantas on Slide 6, a leading provider of next generation analytic applications addressing risk management, fraud and operational analysis for financial services in Telecom, signed new sales contracts for $9 million during the first quarter of 2004. Mantas reported consolidated first quarter revenues of 5.6 million compared with a similar $5.6 million in the same period of 2003. They reported an increase in the financial services sector partially offset by a decline in the telecommunications.

For the first quarter of 2004 Mantas had net loss of $3.9 million compared with a loss of $4.6 million in the first quarter of 2003 and they begin the second quarter with a backlog of $31.2 million. More recently, Mantas has announced that Infosys Technologies, one of the largest global IT consulting and software services firms joined a roster of partners including IBM, BearingPoint and Logic of CMG, a Mantas Global Alliance program and has become a partner in delivering integration services for the banking and capital markets industry.

Mantas is delivering its Behavior Detection Platform to Infosys Financial service clients as a result of this partnership. Mantas also announced that Cavalier Telephone and Sunrise Telecom have selected its Revenue Assurance Solutions.

EXHIBIT 99.2

SEFEGUARD SCIENTIFICS
Moderator: (Karen Keating)
14-29-04/8:00 am CT
Confirmation #6986167

Turning to CompuCom, the company reported first quarter 2004 net earnings of $1.7 million or 3 diluted cents earnings per share. First quarter 2003 earnings were $3.3 million or 6 cents per share. CompuCom’s first quarter 2004 total revenues of $300 million represent a 9.2% decrease compared to the same period in 2003. Safeguard holds 58% voting interest in CompuCom, a leading provider of IT outsourcing technology procurement and systems integration services.

With the completion of our debt offering, which refinances the majority of our long-term debt and significantly improves our balance sheet strength, and the conversion of the vast majority of our nonstrategic assets into cash, we have now entered what I formerly referred to as Act III.

We are focused on building our opportunity pipeline in primarily two areas, which you see noted on Slide 7, business decision solutions and healthcare life sciences.

While Chris Davis will provide you in a moment with more details on the results of our operations and in particular additional visibility into our core strategic companies, I note for the first quarter ended March 31, our consolidated revenues for our strategic subsidiaries were $31 million. Our strategic companies are still showing losses related to their still early stage of development.

Our share losses net of minority interest was $6 million. In summary, we began 2004 having substantially completed the transformation of Safeguard. Safeguard was a company with holdings in over 40 disparate early stage companies operating or hoping to operate in a variety of industries. And it is now a holding company with five majority owned companies, three of which operate in our primary strategic areas of business decision solutions and life

EXHIBIT 99.2

SEFEGUARD SCIENTIFICS
Moderator: (Karen Keating)
14-29-04/8:00 am CT
Confirmation #6986167

sciences, and several nonstrategic companies, which may be a source for additional value.

Overall, we see all of our core strategic companies experiencing revenue growth in 2004. We believe that those that are not currently profitable are on their way to profitability. We have ample resources to continue to invest in the growth of our core companies and to acquire new ones. We are excited to embark on an era, which we believe will be characterized, by investment and growth.

Let me turn the call over to Chris Davis now, our Chief Financial Officer who will give the specifics on the financials.

Christopher Davis:	Thank you, Tony, and good morning. As you will see on Slide 8, I’m going to update you today on Safeguard’s first quarter 2004 consolidated results, our debt offering, debt repurchases and recent nonstrategic company dispositions, an update on our nonstrategic companies and an overview of the parent company cash and marketable securities.

Before I begin I would like to point out that the format of my comments and the accompanying slides have been changed from prior quarters. As we completed the transition that Tony mentioned, the emphasis of the data we are providing, the shift into the strategic companies and their operating results. Beginning this quarter we are providing revenue and earnings numbers for each of our strategic companies.

For the first quarter we reported a consolidated net loss of $4.6 million as shown on Slide 9. This is a significant reduction over our first quarter 2003 consolidated net loss of $15.5 million. This loss also compares very favorably

EXHIBIT 99.2

SEFEGUARD SCIENTIFICS
Moderator: (Karen Keating)
14-29-04/8:00 am CT
Confirmation #6986167

with our fourth quarter 2003 consolidated net loss of $16.9 million, which is net of the $16 million impairment charge taken in the fourth quarter of 2003.

Safeguard reported total revenues of $338.7 million for the first quarter. This is a decline from revenues of $370 million for the same period in 2003, which is due largely to reduced revenues reported at CompuCom.

As you can see on Slide 10, we have included the segment results of operations for those three months ended March 31, 2004 versus the same periods in 2003. Our results show flat revenues of our strategic segment primarily due to decreased revenues at ChromaVision and at the telecommunications business in Mantas. This is partially offset by an increase in revenues at Alliance. We continue to show losses in our strategic segment while these companies mature and gain traction in their respective markets.

Turning to our strategic companies, as you can see on Slide 11, Alliance Consulting reported revenues of $23.5 million for the first quarter of 2004 a modest improvement over revenues of $22.3 million for the first quarter of 2003, due primarily to increased demand for its IT and consulting services.

Alliance Consulting reported an operating loss of $300,000 for the first quarter of 2004 compared to $800,000 of operating loss reported for the first quarter of 2003.

ChromaVision, which released its first quarter 2004 financials on April 27, reported revenues of $1.9 million compared with $2.8 million for the same period in 2003. This decrease is primarily attributable to lower Medicare reimbursement rates for certain image based diagnostic tests.

EXHIBIT 99.2

SEFEGUARD SCIENTIFICS
Moderator: (Karen Keating)
14-29-04/8:00 am CT
Confirmation #6986167

ChromaVision reported operating losses of $3.3 million compared to an operating loss of $2.2 million from the first quarter of 2003 due in part to costs related to the company’s expansion into the cancer diagnostic laboratory services biopharma services and the insourcing of the company’s ACIS remote pathology program.

At Mantas, which reflects the results of the SOTAS merger for all prior periods, first quarter revenue for 2004 was $5.6 million compared to $5.6 million in the first quarter of 2003. Mantas reported an increase in the financial services sector partially offset by a decline in the telecommunications business.

Mantas reported an operating loss of $3.9 million for the first quarter of 2004 compared with a $4.6 million loss for the first quarter of 2003. A decrease that it attributes to cost control measures in the telecommunications business and reduced headcount as a result of the merger with SOTAS. At March 31, 2004 Mantas had a backlog of $31.2 million, an increase of $3 million over the December 31, 2003 backlog.

Safeguard’s carrying value of its investments is reported under the caption “ownership interest in and advances through affiliates” on our parent company only balance sheets as reported in our form 10-K and 10-Q filings. They aggregate $249.8 million and $249.1 million at March 31, 2004 and December 31, 2003, respectively as shown on Slide 12. The components of the carrying value include our interest in private companies, public companies and private equity funds. But exclude Alliance Consulting, a 100% owned consolidated entity in the parent company balance sheet. The carrying value of Alliance Consulting was $63.7 million and $64 million as of March 31, 2004 and December 31, 2003.

EXHIBIT 99.2

SEFEGUARD SCIENTIFICS
Moderator: (Karen Keating)
14-29-04/8:00 am CT
Confirmation #6986167

At March 31, 2004 and December 31, 2003 the carrying value of our private company investments was $41.5 million and $44.5 million, respectively.

At March 31, 2004 and December 31, 2003 the carrying value of our public company investments was $178.4 million and $171.7 million respectively. The market value of these securities as of April 27, 2004 was $226 million.

During the first quarter we completed the sale of Tangram and received 781,000 shares of Opsware stock. As of March 31, 2004, we had liquidated 61% of those Opsware shares at a modest loss and through yesterday we liquidated an additional 11% of those Opsware holdings. At March 31, 2004 and December 31, 2003 the carrying value of our fund interests was $29.9 million and $32.9 million respectively.

As you can see on Slide 13 in February 2004 we placed $150 million of 2-5/8% convertible senior debentures with the stated maturity for 2024 to qualified institutional buyers pursuant to Rule 144-A under the Securities Act of 1933. The debentures are convertible subject to certain conditions into Safeguard’s common stock an initial conversion rate of 138.5 shares per $1000 of principal amount of the notes, which is equal to a conversion price of approximately $7.22 per share subject to certain adjustments.

The initial conversion price represents a 38% premium over the last reported sale price of Safeguard’s common stock on February 11, 2004, which was $5.23 a share. Under the terms of the debentures holders may require Safeguard to repurchase their debentures on March 21, 2011, March 20, 2014 and March 20, 2019 at a repurchase price equal to 100% of the principal amount plus accrued and unpaid interest. Subject to certain conditions the Company may redeem all are some of the debentures beginning on March 20, 2009.

EXHIBIT 99.2

SEFEGUARD SCIENTIFICS
Moderator: (Karen Keating)
14-29-04/8:00 am CT
Confirmation #6986167

We intend to use all of the net proceeds of this offering of approximately $146 million to retire the majority of our indebtedness outstanding under the 5% convertible subordinated notes due on June 15 of 2006, by redemption or through one or more privately negotiated transactions. During the first quarter we completed a repurchase of $86.5 million of face value of the 5% convertible notes, and we have since completed the repurchases of an additional $17.6 million using a portion of the proceeds from the new bond offerings.

As of April 27 the principal amount outstanding under the old bonds is $95.9 million, which we intended to repurchase on or prior to the maturity date. As Tony mentioned, the debt offering was a significant milestone for Safeguard. The majority of our long-term debt has now been extended to at least seven years, and the conversion price has been reset to reflect our current stock price. In addition, the coupon rate represents a 47.5% reduction in our interest expense, which will yield approximately $3.5 million of cost savings per year.

In February of 2004 we also closed on the sale of our interest in Tangram in connection with its merger with Opsware, which we had previously announced in December of 2003. We exchanged $700,000 of debt, 3000 shares of Series F preferred stock and 10.8 million common shares of Tangram in exchange for 781,000 shares of Opsware. At March 31, 2004 we had sold 477,000 shares of Opsware resulting in net proceeds of $4.1 million.

As of April 27, we had sold an additional 85,000 shares and hold 218,000 shares resulting in additional net proceeds of $700,000 for total net proceeds of $4.8 million to date. We recorded an $8.5 million gain on the sale of our Tangram shares and a $200,000 loss on the subsequent sale of the Opsware stock.

EXHIBIT 99.2

SEFEGUARD SCIENTIFICS
Moderator: (Karen Keating)
14-29-04/8:00 am CT
Confirmation #6986167

On March 30, 2004 we sold our interest in Cross Atlantic Technology Fund for approximately $1 million in net proceeds. In connection with the sale the buyer assumed our remaining funding obligation of $300,000.

During the first quarter of 2004 we also announced our intent to sell our interest in Sanchez in connection with its merger with a subsidiary of Fidelity National Financial. This transaction was completed on April 14, 2004. Pursuant to the merger agreement, which provided for consideration to be a prorated combination of cash and common stock, Safeguard exchanged its shares of Sanchez common stock for $32.1 million in cash and 226,000 shares of FNF common stock. We expect to record a gain in excess of $31 million on the sale of our Sanchez shares in the second quarter. We intend to sell the shares of FNF on the open market from time to time as market conditions permit.

I would like to turn now to provide an update for both our public and private companies and our private equity funds. As of March 31, 2004 we had nine companies in our private company as you can see on Slide 14, two of which are considered strategic companies. As stated above, our private companies had an aggregate carrying value of $41.5 million at March 31, 2004 excluding Alliance Consulting’s carrying value of $63.7 million, which is consolidated in the parent company balance sheet.

We continue to assess our nonstrategic companies for balance sheet strength and liquidity contribution on an ongoing basis with a view towards supporting our strategic initiatives. We currently have three public companies with an aggregate market value of $226 million as of April 27 as seen on Slide 15. With respect to our private equity funds we currently hold general partner and limited partner interests in eleven funds on our campus. These 11 private

EXHIBIT 99.2

SEFEGUARD SCIENTIFICS
Moderator: (Karen Keating)
14-29-04/8:00 am CT
Confirmation #6986167

equity funds have in excess of $2.6 billion of funds committed and Safeguard’s commitment to these funds is a total of $126 million, $100 million of which has already been funded. We expect the remaining $26 million will be funded over the next several years.

In addition to our on-campus funds at March 31st Safeguard had an investment in one other private equity fund. During first quarter we sold our interest in Cross Atlantic Technology Fund receiving net proceeds of $1 million and eliminating our remaining $300,000 funding commitment. The aggregate size of the one remaining fund is approximately $25 million and Safeguard’s commitment to that fund is $5 million of which only $200,000 remains to be funded. We will continue to reduce our commitments to and participation in the off-campus private equity funds.

Turning to Slide 16, Safeguard’s parent company’s cash balances were $183 million as of March 31, 2004 and $194 million as of April 27, 2004. The increase from $130 million reported during our last earnings call on February 10, primarily reflects our receipt of $150 million of debt proceeds, $4.7 million of proceeds from our sale of Opsware shares, approximately $32 million in proceeds from our sale of Sanchez offset by bond repurchases of $104 million and our investment of $12.5 million in ChromaVision.

Let me also note that these parent company cash balances at March 31, 2004 exclude $109 million of additional cash balances primarily associated with our less than wholly owned consolidated subsidiaries. The value of our public company marketable securities was $267 million at March 31 and $226 million at April 27. The change is attributable to the sale of the Sanchez shares and the fluctuations in the value of our public holdings, including our FNF and Opsware shares.

EXHIBIT 99.2

SEFEGUARD SCIENTIFICS
Moderator: (Karen Keating)
14-29-04/8:00 am CT
Confirmation #6986167

During the first quarter we funded total new investments and follow on fundings of $12.5 million related to the additional purchase of shares of ChromaVision. These investments once consummated are included in the caption “acquisitions of ownership interests in affiliates and subsidiaries, net of cash acquired” on the parent company consolidated statements of cash flows. In addition during the first quarter we received $9.2 million related to nonstrategic company liquidations and fund distributions.

Turning to our parent company cash outlook on Slide 17 remember that the parent company cash balances for period to period are significantly impacted by the pace of monetization activities, the pace and size of acquisitions, follow on fundings to our core and private equity funds.

We estimate that Safeguard’s corporate general and administrative expenses will be approximately $19 million for 2004. We begin the rest of the year with parent company cash balances of approximately $194 million as of April 27. We anticipate funding $6.5 million to existing companies and private equity funds during the remainder of 2004 based on today’s commitments, and we will realize additional proceeds on the liquidation of the Opsware and Fidelity National Financial Securities that we have received.

Interest paid during 2004 will include two interest payments in June and December, on the 5% subordinated debentures due in 2006 and one interest payment in September on the new convertible senior debentures. Assuming that we do not repurchase any additional 2006 debentures during the year, our interest expense related to the two convertible debentures will be approximately $9.3 million as compared to $10 million in prior years. We continue to evaluate the capital that we have available and the best means of deploying such capital. This evaluation includes considering further debt retirements, stock repurchases and future acquisitions, among other uses.

EXHIBIT 99.2

SEFEGUARD SCIENTIFICS
Moderator: (Karen Keating)
14-29-04/8:00 am CT
Confirmation #6986167

However, we can’t predict the pace of monetizations, cash distributions and acquisition activity. Tony and I will now take any questions you may have.

Operator:	Thank you in order to ask a question, please press star 1 on your telephone keypad. We will pause for just a moment to compile the Q&A roster.

And your first question comes from (Eric Swergold) with Gruber McBain Capital Management.

(Eric Swergold):	Can you hear me okay?

Christopher Davis:	Yes, good morning (Eric).

Anthony Craig:	(Eric), how are you?

(Eric Swergold):	Good. Good job stabilizing the ship here and looks like some of your portfolio companies are moving forward nicely. Given that your share price has lost roughly 35% to 40% of its value since you completed the convertible offering, and given that that offering is actually quite accretive to the company, would you consider using part of your cash balance, which appears very stable at this point towards repurchasing shares? Given that the growth in your portfolio companies seems to be - their cash need seems to be met by the proceeds from sales of nonstrategic companies?

Anthony Craig:	We do consider that possibility. And as I said, we are looking at all possibilities for deploying the capital that we have, though it would include the possibility from further debt retirements, it would include stock repurchases and our focus is going to be on future acquisitions of new strategic companies or further investments in the existing strategic companies.

EXHIBIT 99.2

SEFEGUARD SCIENTIFICS
Moderator: (Karen Keating)
14-29-04/8:00 am CT
Confirmation #6986167

(Eric Swergold):	Second question I have is with regards to getting the portfolio companies to work together if it makes sense for them to do so. You mentioned that Mantas is doing work with Infosys. Is Mantas also doing work with Alliance Consulting at this point, or is that maybe not convenient to cross over?

Anthony Craig:	Mantas and Alliance are working together on projects today and have been for the last several quarters.

(Eric Swergold):	Okay, thank you.

Operator:	Your next question comes from (Bill Sutherland) with (Boenning and Scattergood).

(Bill Sutherland):	Good morning, Chris and Tony. On Mantas, I was wondering if you could give us any feel for the backlog at 31.2 million as far as what the run out on that is likely to be?

Anthony Craig:	The specifics are difficult to address because obviously that comes down into individual projects. I think Mantas has reported in its various press releases some of the arrangements that they have made with larger customers. I can refer you to their website to take a look at that. It is a mix of some large projects, which have 10 to 18 month kind of implementations, and shorter projects, which are more in the three to five month kind of range.

Christopher Davis:	The general answer would be that the majority of it is expected to be recognized during the course of 2004 without trying to give you a precise number.

(Bill Sutherland):	That is plenty precise. That’s fine. And do you have a comparison on the bookings number? Is that a nice pickup?

EXHIBIT 99.2

SEFEGUARD SCIENTIFICS
Moderator: (Karen Keating)
14-29-04/8:00 am CT
Confirmation #6986167

Christopher Davis:	I don’t have the prior period information in front of me, but it is an improvement over prior periods, yes.

(Bill Sutherland):	And on a color question on the telecom side is there a sense of stability down the road here, or is it just going to be a difficult trend for some time, do you think?

Anthony Craig:	The telecom industry is going through a bit of self-assessment. I mean you see these same things in the press that we do, and that has had some impact on new sales and new activities. But we are seeing that the current customers that they have are stable and do have a high appreciation for their services. The issue is really penetrating the new opportunities as the market; total telecom market repositions itself for investment.

Christopher Davis:	And within Mantas I think we believe that the situation has stabilized itself, and at this point there shouldn’t be any further disappointments. And if the market in general improves, we expect that the telecom results at Mantas will improve, as well.

(Bill Sutherland):	The split in the — I know telecom and financial services aren’t the only industries that Mantas serves, but the predominant I think two, what is the rough split of revenue between the two industries?

Christopher Davis:	Actually it is just those two industries, and the majority, significant majority of it is financial services with a much more modest contribution from telecoms.

Anthony Craig:	Again, if you go to their website you will see they address a wide variety of areas. Compliance management brokering, they have got activity in the

EXHIBIT 99.2

SEFEGUARD SCIENTIFICS
Moderator: (Karen Keating)
14-29-04/8:00 am CT
Confirmation #6986167

mutual funds area with IBM underway, which has been announced. And of course they’ve been predominant supplier in this anti money laundering initiative over the last year and a half.

(Bill Sutherland):	Right. And then finally the last question on Mantas is simply the road to getting towards breakeven. Is there a size where we can expect that, Chris, or can you address that at all in any way?

Christopher Davis:	I think as Tony indicated earlier we believe they are on a path towards breakeven, and I don’t think at this point we want to be more precise about that. But they are getting close, and we expect that they will be there shortly.

(Bill Sutherland):	Do you mean a cash flow breakeven, Chris?

Christopher Davis:	Yes.

(Bill Sutherland):	Because what you gave us I guess is just net after-tax income? The minus 3.9?

Christopher Davis:	It is a pretax number.

(Bill Sutherland):	It is pretax?

Christopher Davis:	Yes.

(Bill Sutherland):	But it is not operating — I mean, its not cash flow.

Christopher Davis:	No, it’s pretax income or loss.

(Bill Sutherland):	Very good. I’ll get off. Thank you very much.

EXHIBIT 99.2

SEFEGUARD SCIENTIFICS
Moderator: (Karen Keating)
14-29-04/8:00 am CT
Confirmation #6986167

Christopher Davis:	Thanks (Bill).

Operator:	Your next question comes from (Alan Kahn) with (Allman Price).

(Alan Kahn):	Hello, can you hear me?

Anthony Craig:	Yes. Good morning (Alan).

(Alan Kahn):	Good morning. Can you talk a little bit about Alliance in terms of what needs to happen in revenue growth or expense reduction to turn to profitability, and can you give us any expectations along those lines?

Anthony Craig:	I think the first and most important thing with Alliance is the response of the market for their services. We experienced now a three-year dry spell in IT services, and we are quite clearly seeing that turn around.

So that is a healthy kind of sign for demand and that has been reflected actually in the increase in revenues we have seen and the increase in activities and projects that we’ve seen. Alliance, if you may recall operates with what they call an ATO model, assembled to order model. That suggests that as they have variable revenue they really add variable costs, not fixed costs.

And if you recall the figures which was a $300,000 loss and almost at breakeven today. So the business model portends that as volume increases and to use the ATO deployment, you see a disproportionate kind of return to profitability.

(Alan Kahn):	And I imagine you’re not willing to give any expectations either on revenues for the year in that business?

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Moderator: (Karen Keating)
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Christopher Davis:	No, we are not going to give guidance for the rest of the year. But as Tony said, they are very close to breakeven at this point. Their leverage and contribution from each additional revenue dollar is good and I guess as a general statement we’ve said that they are on the path to profitability.

(Alan Kahn):	Terrific. Congratulations on getting the capital structure set. And I look forward to following the progress.

Christopher Davis:	Thank you (Alan).

Operator:	At this time I would like to remind everyone, in order to ask a question please press star 1 on your telephone keypad.

And your next question comes from (Bill Weiss) with High Rock Capital.

(Bill Weiss):	I appreciate you breaking out more information with regard to Alliance and Mantas and I look forward to even more coming in additional quarters; it looks like they are both headed in the right direction. A couple of questions one relative to Mantas, you mentioned they are on the path to profitability and you expect to be there soon. And I can see year-over-year improvement but it still looks like a loss of $3.9 million. Is there anything non-operating in that loss?

Christopher Davis:	No, there’s nothing in nonrecurring or unusual nature. What you are seeing is the continued investment in developing their solutions and the investment in some of their sales and marketing expansion activities. But there’s nothing nonrecurring or unusual in those numbers.

(Bill Weiss):	As the revenue based on the backlog begins to accelerate this year, can you give us any idea of the incremental margin on those revenues and how —?

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Anthony Craig:	We haven’t got specific guidance but in general terms this is a business with a software license and a services mix and therefore exhibits the same kind of leverage characteristics against fixed costs as software businesses do. It is a matter of comparative view I guess if you look at the current revenue rates and look at comparable kinds of companies, you can figure the point at which software companies go into the black and they look a lot like a software company with the license and services mix.

(Bill Weiss):	Thanks. Can you give us an idea what other public companies you do look at with these two businesses (unintelligible)?

Anthony Craig:	The question is, is it comparable for Mantas?

(Bill Weiss):	Yes, as you start to divulge more information about those fees it would be helpful to —.

Christopher Davis:	(Bill), why don’t we do that in the next call. We can give you some guidance on what we think are comparable public companies for Mantas.

(Bill Weiss):	Okay. And then, just, I was a little bit unclear when you went over your private company valuation and the $41 million that excludes Alliance but includes Mantas, is that right?

Christopher Davis:	That is correct. And the nuance there is that because Alliance is 100% owned even in the parent company financial statement it is still presented on a consolidated basis. Whereas Mantas being less than 100% owned but a majority owned shows up on an equity basis in that parent company financial statement.

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Moderator: (Karen Keating)
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(Bill Weiss):	Okay. Thanks. It looks like things are headed in the right direction with these two businesses, and it is good to get more information.

Anthony Craig:	Thank you (Bill).

Operator:	Your next question comes from William Brocklebank with Finley Park.

William Brocklebank:	Hello all.

Anthony Craig:	Good morning:

William Brocklebank:	Just a couple of clarification questions. Can you just tell me again what you have left of the Fidelity National shares?

Christopher Davis:	We have all of them William, we haven’t sold any yet.

William Brocklebank:	You have all of them, okay, thank you. Could you just remind me, I must have missed it, what your commitment to the on campus funds is still?

Christopher Davis:	The remaining commitment is $26 million.

William Brocklebank:	Twenty-six, right. And your note that you were going to fund some equity funding commitment this year. Is that mainly in those on campus funds or is it clearing out the last of the off campus commitment?

Anthony Craig:	No. The $6.5 million number that I mentioned as the expected fundings for the balance of the year related entirely to the on campus private equity fund commitment.

William Brocklebank:	Apart from that which you are going to put into companies?

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Moderator: (Karen Keating)
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Anthony Craig:	Yes.

William Brocklebank:	Right. Okay. Can you break that out anymore?

Anthony Craig:	We don’t have any existing commitments to companies. We have information only to the fund so that is the information that we have presented to you, it is the existing commitments.

William Brocklebank:	And just a more general question on the possibilities for monetizing on some of those private equity funds. I mean I see you sold your share in one of the Cross Atlantic, but can you talk more generally about any other opportunities you might have?

Christopher Davis:	As you know, William, there is a fairly active secondary market for interest in private equity funds, so if we chose to we could continue to dispose of some of those interests. But as you also know, we’ve been focusing primarily on the off campus funds. There’s really only one off campus fund left, and it is a fairly modest size and value.

With respect to the on campus funds, we are continuing to hold those, and we will realize some distributions from those from time to time but don’t have any current intention to liquidate those.

William Brocklebank:	Okay, thank you. One final question and I will get off. Given the possible difficulties at CompuCom, I know you’re not going to discuss that business directly, but is there any further conversation about the possibility of bringing them into a wider Safeguard stable of companies?

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Moderator: (Karen Keating)
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Anthony Craig:	We have maintained the practice and its an appropriate one of not commenting other than what CompuCom has said about itself as it is a public company in its own right. And so I’m not being evasive, but as a matter of policy we don’t comment separately on another public company.

William Brocklebank:	Okay. Thank you very much.

Operator:	Your next question comes from (Bill Sutherland) with (Boenning and Scattergood).

(Bill Sutherland):	Thank you. It’s actually been covered. Thank you.

Operator:	At this time there are no further questions. Are there any closing remarks?

Anthony Craig:	Thank you very much for your attention and questions today. We believe Safeguard is now well positioned to provide its shareholders with an efficient and liquid vehicle to participate in stages of our Company’s growth not generally available to investors in the public market.

As you will read in our annual report we’ve made enormous progress over the last three years. We believe our recent successes in refinancing a significant portion of our long-term debt and monetizing non-strategic assets along with performance of our companies and their market potential has created a new platform for growth. Safeguard today is focused and financially strong. We have an experienced management team and an opportunity rich environment. We are committed to generating long-term value for present and future shareholders.

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Moderator: (Karen Keating)
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Our challenge is to execute on a path to value creation we have set. We look forward to sharing our growth and achievements in the future and thank you very much for your interest today.

Operator:	This concludes today’s conference call. You may now disconnect.

END